Roper Industries, Inc.

Contact Information:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Martin S. Headley Leaving as CFO of Roper Industries, Inc.

Duluth, Georgia, August 10, 2004 .... Roper Industries, Inc. (NYSE: ROP) announced that Martin S. Headley, currently Chief Financial Officer of the Company, is leaving effective August 13, 2004 to become Executive Vice President and CFO of Teleflex Incorporated based in Limerick, PA. The Company said a search is underway and it expects to appoint a new Chief Financial Officer soon. Peter Crist, Chairman of Crist Associates, is personally conducting the search.

“We have a strong and experienced finance department in place at Roper and expect the transition period through the appointment of a new CFO to be seamless,” said Brian D. Jellison, Chairman, President and Chief Executive Officer. “We thank Martin for his contributions to Roper and wish him well in his new role.”

Mr. Headley has been Roper’s CFO since joining the Company in 1996. Prior to joining Roper, he was CFO of the North American operations of McKechnie Group, plc and Controller of International Operations for AM International. “I value the opportunity I’ve had over the last 8 years to work with the extraordinary team of business leaders at Roper Industries,” Mr. Headley said. “I believe the Company is well-positioned to continue on its successful path.”

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration for Company’s press releases via email, is available on the Company’s website, www.roperind.com.

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